Exhibit 99.1

Contact:
Kosan Biosciences
Susan M. Kanaya	Shari Annes
Chief Financial Officer	(650) 888-0902 (cell)
(510) 732-8400 ext. 5227	(510) 731-5260
annes@kosan.com

FOR IMMEDIATE RELEASE

Kosan Reports Fourth Quarter and Year End Financial Results

and Provides 2004 Financial Guidance

Kosan Ends Year With $105 Million to Advance Clinical Candidates

HAYWARD, CA. February 26, 2004 – Kosan Biosciences Incorporated (Nasdaq: KOSN) today reported financial results for the quarter and year ended December 31, 2003. Kosan reported revenues of $10.6 million and $31.4 million in the three and twelve months ended December 31, 2003, respectively, compared to $5.5 million and $9.6 million in the same periods in 2002. The $21.8 million increase in 2003 revenue was primarily driven by higher revenue associated with Kosan’s epothilone global development and commercialization agreement with Roche, including $6.0 million in milestones.

Kosan reported a quarterly net loss of $0.5 million, or $0.02 per share, compared to $3.2 million, or $0.13 per share, in the same period for the prior year. For the year ended December 31, 2003, Kosan reported a net loss of $9.7 million, or $0.38 per share, compared to $20.9 million, or $0.84 per share, in the same period in 2002. At December 31, 2003, cash, cash equivalents and marketable securities totaled $105.3 million compared to $80.5 million at December 31, 2002. The increase in cash and investments reflects the $26.0 million in net proceeds received in connection with Kosan’s December 2003 financing. Excluding the $26.0 million net proceeds of the financing, Kosan used only $1.2 million in cash in 2003, primarily due to non-recurring payments associated with the Roche collaboration, including the receipt of the second installment of the up-front fee.

Total operating expenses were $11.3 million and $41.9 million for the three and twelve months ended December 31, 2003, compared to $9.1 million and $33.3 million in the same periods last year. These increases were primarily attributable to the clinical development and production of the lead epothilone product candidate, KOS-862 (Epothilone D), higher personnel and other related costs associated with advancing our pipeline toward later stages of development and expenses associated with the settlement of a dispute with Sloan-Kettering.

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Q4 Earnings – Page 2

Kosan’s Financial Outlook for 2004

Kosan offers the following financial guidance for 2004, which is significantly impacted by the anticipated clinical progress of KOS-862.

•	Revenues: Kosan anticipates 2004 revenues in the range of $20 million to $25 million.

•	Operating Expenses: Kosan expects 2004 operating expenses in excess of $50 million. Such expenses reflect the anticipated clinical advancement of KOS-862 and 17-AAG (geldanamycin analog).

•	Net Loss: Kosan expects to report a net loss in the range of $25 million to $30 million.

•	Cash and Investments: Kosan expects to end 2004 with cash and investments in excess of $80 million, reflecting a net cash use in the range of $20 million to $25 million.

Kosan Biosciences has two lead clinical programs: KOS-862 and 17-AAG. Both compounds are derived from an important class of natural products known as polyketides. KOS-862 is in Phase II clinical trials and is partnered with Roche in a global development and commercialization agreement. 17-AAG is being evaluated in multiple Phase I and Phase Ib clinical trials in collaboration with the National Cancer Institute. 17-AAG is a polyketide inhibitor of Hsp90 and interrupts several biological processes implicated in cancer cell growth and survival. By applying its gene engineering technologies to generate proprietary polyketide analogs and by increasing the production yields, Kosan has created a robust pipeline of potentially significant products for cancer, as well as for infectious disease and other therapeutic areas. For additional information on Kosan Biosciences, please visit the company’s website at http://www.kosan.com.

This press release contains “forward-looking” statements, including statements with respect to expected 2004 revenues, operating expenses, net loss and cash and investments and statements with respect to further development of Kosan’s product candidates, including those related to KOS-862. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks related to the clinical advancement of KOS-862 and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

FINANCIAL TABLE FOLLOWS

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Revenues:
Contract revenue	$10,039	$4,856	$28,482	$7,269
Grant revenue	559	687	2,907	2,334

Total revenues	10,598	5,543	31,389	9,603
Operating expenses:
Research and development	9,966	7,952	36,789	28,378
General and administrative	1,353	1,122	5,137	4,932

Total operating expenses	11,319	9,074	41,926	33,310

Loss from operations	(721)	(3,531)	(10,537)	(23,707)
Net interest income	196	357	869	1,853
Realized gain on investment	—	—	—	990

Net loss	$(525)	$(3,174)	$(9,668)	$(20,864)

Basic and diluted net loss per common share	$(0.02)	$(0.13)	$(0.38)	$(0.84)

Shares used in computing basic and diluted net loss per common share	26,095	25,140	25,567	24,906

Condensed Balance Sheets

(in thousands)

	December 31,
	2003	2002
	(unaudited)
Cash, cash equivalents and marketable securities	$105,299	$80,538
Total assets	$123,189	$91,590

Deferred revenue	$20,859	$11,771
Total liabilities	$33,737	$20,750
Total liabilities and stockholders' equity	$123,189	$91,590

Shares issued and outstanding	28,753	25,392